RULE 424(b)(2)
                                                       REGISTRATION NO. 33-62757

     PRICING SUPPLEMENT NO. 2
     TO PROSPECTUS DATED NOVEMBER 15, 1995
     (As supplemented November 21, 1995)

                              COCA-COLA ENTERPRISES INC.

                                  MEDIUM-TERM NOTES

                                  (Fixed Rate Note)

                  (Due from 9 months to 30 years from date of issue)

     Designation: Step-Up Coupon                    Original Issue Date:
       Notes Due December 15, 2010                    December 15, 1995

     Principal Amount:  $25,000,000                 Maturity Date:
                                                      December 15, 2010
     Issue Price (as a percentage of
       Principal Amount):  100%

     Interest Rate: 6.500% from December 15,        Interest Payment Dates:
       1995 to December 14, 1996 inclusive;           Each June 15 and December
       6.600% from December 15, 1996 to December      15, commencing June 15,
       14, 1997 inclusive; 6.700% from December       1996, and ending on the
       15, 1997 to December 14, 1998 inclusive;       Maturity Date.
       6.800% from December 15, 1998 to December
       14, 1999 inclusive; 6.900% from December     Denominations:  $1,000
       15, 1999 to December 14, 2000 inclusive;
       7.000% from December 15, 2000 to December    Redemption Provisions:
       14, 2001 inclusive; 7.100% from December       The Notes are redeemable
       15, 2001 to December 14, 2002 inclusive;       at the option of the
       7.200% from December 15, 2002 to December      Company on any Interest
       14, 2003 inclusive; 7.300% from December       Payment Date, from and
       15, 2003 to December 14, 2004 inclusive;       including December 15,
       7.400% from December 15, 2004 to December      1996 with thirty calendar
       14, 2005 inclusive; 7.500% from December       days notice.
       15, 2005 to December 14, 2006 inclusive;
       7.625% from December 15, 2006 to December    Form:  [X] Book-Entry
       14, 2007 inclusive; 7.750% from December            [ ] Certificated
       15, 2007 to December 14, 2008 inclusive;
       8.000% from December 15, 2008 to December
       14, 2009 inclusive; 8.250% from December
       15, 2009 to the Maturity Date.

     Commission or Discount (as a percentage of
     Principal Amount):  0.00%


               This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.


                                     INTEREST

               Interest on the Notes will be calculated based on a year of 360 days consisting of twelve months of 30 days each.


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               If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means any day that is not a Saturday, Sunday or a day on which commercial banks in The City of New York are required or authorized to be closed. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.


                                      REDEMPTION

               The Notes are redeemable by the Company on any Interest Payment Date from and including December 15, 1996, on at least thirty days prior notice at a redemption price of 100% of the principal amount thereof plus accrued interest thereon to the date of redemption.


                                 PLAN OF DISTRIBUTION

               Salomon Brothers Inc ("Salomon") has purchased the Notes as principal. Salomon may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purpose of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Salomon, or, if so agreed, at a fixed public offering price. After the initial public offering of the Notes, the public offering price may be changed.

     Dated: December 5, 1995